Exhibit 10.27

AMENDMENT NO. 3 TO

TERM CREDIT AGREEMENT

This Amendment No. 3 to Term Credit Agreement (the “Amendment”) is entered into this         day of July, 2005 by and among WORLDWATER & POWER CORP., a Delaware corporation formerly known as WorldWater Corp. (the “Borrower”), HONG KONG LEAGUE CENTRAL CREDIT UNION, in its capacity as a lender hereunder (“Hong Kong League”), HIT CREDIT UNION, in its capacity as a lender hereunder (“HIT”), (HIT and Hong Kong League shall be collectively referred to as the “Lenders”), and SBI ADVISORS, LLC, a California limited liability company, in its capacity as agent for Lenders (the “Agent”).

Background

Borrower, Lenders and Agent are parties to a Term Credit Agreement dated March 29, 2004, as amended by Amendment No. 1 to Term Credit Agreement dated September 23, 2004, and Amendment No. 2 to Term Credit Agreement dated December 31, 2004 (collectively, the “Agreement”). Capitalized terms in this letter will have the meaning assigned to them in the Agreement.

The parties hereto desire to amend the Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.             Upon payment by Borrower to Lenders, on a ratable basis, in the aggregate amount of $400,000 in reduction of the current outstanding principal balance of the Loans, the undersigned hereby agree that:

(a)  Paragraph 2(b) of the Agreement will be replaced in its entirety to read as follows:

“(b)  Repayment.  The Loan shall be repaid in full on July 31, 2006 (the “Maturity Date”).”

(b)   Paragraph 2(c) of the Agreement will be replaced in its entirety to read as follows:

“(c)  Interest Rate and Interest Payments.  Borrower shall pay interest on the unpaid principal amount of the Loan from the Closing Date until the Maturity Date, at a rate equal to eighteen percent (18%)  per annum (the “Interest Rate”) calculated on the basis of a 365 day year. Subject to Section 2(e) and 2(g) below, interest on the outstanding principal amount of the Loan shall be due and payable to Agent, for the ratable benefit of Lenders, in advance on the last Business Day of each calendar month, commencing on the first of such dates following the date of the Amendment until the Maturity Date, at which time all accrued but unpaid interest shall be due and payable.”

(c)  Section 4(d) of the Agreement will be replaced in its entirety to read as follows:

“(d)         Liens.  Lenders hereby consent to the grant by Borrower of a lien on all or substantially all of Borrower’s assets in favor of Centrecourt Asset Management or any of its affiliates, including without limitation, CAMOFI Masters LDC, and any of their respective successors or assigns. Any further liens on the assets of Borrower will require the consent of Lenders, which consent will not be unreasonably withheld.”

(d)  Section 7(d) of the Agreement will be replaced in its entirety to read as follows:

“(d)         Liens.  Borrower creates, incurs, assumes or suffers to exist any governmental, tax, or judgment Lien and fails to have the same removed or released within twenty Business Days after the creation thereof.”

2.             Except as expressly modified and amended herein, the Agreement remains in full force and effect.

[signatures appear on next page]

SBI ADVISORS, LLC, solely in its capacity as Agent

By:	/s/ Shelly Singhal
Name:	Shelly Singhal
Its:	Managing Member

HONG KONG LEAGUE CENTRAL CREDIT UNION

By:	/s/ Shelly Singhal
Name:	Shelly Singhal
Its:

HIT CREDIT UNION

By:	/s/ Shelly Singhal
Name:	Shelly Singhal
Its:

WORLDWATER & POWER CORP.

By:	/s/ Quentin T. Kelly
Name:	Quentin T. Kelly
Its:	Chairman and Chief Executive Officer